UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Oscar Health, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 24, 2022

To Our Stockholders:

The definitive proxy statement for the 2022 Annual Meeting of Stockholders (the “Proxy Statement”) of Oscar Health, Inc. (the “Company”), to be held on June 9, 2022 (the “Annual Meeting”), was filed with the Securities and Exchange Commission on April 26, 2022. Since then, there have been developments regarding the Board of Directors of the Company (the “Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement.

Recent Developments

On May 9, 2022, Joel Cutler informed the Company of his resignation from the Board, effective immediately. In his time with the Company, Mr. Cutler became deeply invested in the Company’s mission of making healthcare accessible and affordable for all, and is proud to have been part of this important work. His resignation was related to health considerations and not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. As a result of his resignation, Mr. Cutler’s name has been withdrawn from nomination for re-election to the Board at the Annual Meeting. At this time, the Board is not nominating a replacement director for election at the Annual Meeting. Following Mr. Cutler’s resignation, the Board reduced its size to eight directors.

Impact on Voting at the Meeting

Stockholders do not need to take any action if they have already voted their shares for the Annual Meeting. Other than Mr. Cutler, the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Annual Meeting. Notwithstanding the withdrawal of Mr. Cutler’s nomination, the form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining eight nominees, as named in the Proxy Statement, and any votes that are or have been submitted with instruction to vote for Mr. Cutler will be disregarded.

Sincerely,

Mario Schlosser

Chief Executive Officer and Director